Exhibit 99.01

Trauschke Named OGE Energy CEO
Delaney to become interim CEO of Enable Midstream

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) Chairman and CEO Pete Delaney announced today that he has stepped down from the CEO position to become the interim CEO of Enable Midstream Partners in Oklahoma City. The OGE Energy Board of Directors has named OGE Energy President Sean Trauschke CEO.

At the annual OGE Energy Shareholders meeting on May 14, 2015, Delaney announced his plan to retire from the Company in the first quarter of 2016. His appointment as interim CEO of Enable Midstream resulted from the resignation of Enable Midstream’s CEO last week. Enable Midstream is a Master Limited Partnership in which OGE Energy has a significant interest. Delaney will continue to serve as Chairman of the Board of OGE Energy until next year as planned.

“It is an honor to be named CEO of one of the finest utilities in the country,” said Trauschke. “I look forward to building on the success that occurred under Pete’s strong leadership.”

Trauschke has been with OGE Energy for six years and has served as President of both OG&E and the parent company, OGE Energy Corp. He will retain the title of President at both companies as he adds the new role of CEO. Trauschke previously served as Chief Financial Officer and, prior to OGE Energy, worked at Duke Energy in various leadership roles.

“This move makes a lot of sense for Enable Midstream and fits in nicely with the planned transition of OGE’s leadership to Sean Trauschke,” said Delaney. “He has proven to be an excellent leader, fully capable of taking the Company to the next level of achievement. Sean has been assuming increasing levels of responsibility over the last few years, contributing greatly to our success.”

Delaney served as Chairman and CEO of OGE Energy and OG&E since 2007. He also served as CEO of OGE Energy’s natural gas midstream business then known as Enogex, which was ultimately contributed to Enable Midstream.

OGE Energy Corp. is headquartered in Oklahoma City and is the parent company of Oklahoma Gas and Electric Company (OG&E), a regulated electric utility serving over 810,000 customers in Oklahoma and western Arkansas. In addition, OGE Energy holds 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP.